Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On April 10, 2013, Bright Horizons Family Solutions Inc. (the “Company”) acquired 100% of the outstanding shares of Kidsunlimited Group Limited (Kidsunlimited), which operates 64 nurseries throughout the United Kingdom, for an aggregate cash purchase price of $69.0 million, subject to certain adjustments (the “Acquisition”). The purchase price was financed with available cash on hand.

The unaudited pro forma combined condensed statements of operations and the unaudited pro forma combined condensed balance sheet are based upon the historical consolidated financial statements of the Company and Kidsunlimited after giving effect to the Acquisition, accounted for as a purchase business combination, and after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

The historical consolidated financial statements of Kidsunlimited were prepared in conformity with accounting principles generally accepted in the United Kingdom (“U.K. GAAP”), which differs in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Necessary adjustments have been made to reconcile the historical consolidated financial statements of Kidsunlimited to U.S. GAAP. These adjustments relate primarily to differences such as the accounting for identifiable intangible assets and goodwill as well as interest rate swap agreements.

The unaudited pro forma combined condensed balance sheet and explanatory notes of the Company as of March 31, 2013 set forth below give effect to the Acquisition as if the transaction had occurred at March 31, 2013.

The unaudited pro forma combined condensed statements of operations and explanatory notes of the Company set forth below for the year ended December 31, 2012 and for the three months ended March 31, 2013 give effect to the Acquisition as if the transaction had occurred on January 1, 2012.

The unaudited pro forma combined condensed statements of operations are provided for informational purposes only and do not purport to reflect the results of the Company’s operations had the transaction actually been consummated on January 1, 2012. The Company has made, in its opinion, all adjustments that are necessary to present fairly the pro forma financial data. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had the Company and Kidsunlimited filed consolidated income tax returns during the periods presented.

The historical financial statements of Kidsunlimited are prepared in its local currency (pounds sterling (£)). Therefore, for the purpose of presenting the unaudited pro forma combined condensed financial information, the statements of operations for Kidsunlimited have been translated into U.S. dollars at the average exchange rates prevailing during the periods presented and the balance sheet has been translated at the exchange rate in effect on that date.

The historical financial statements of Kidsunlimited had been prepared using a fiscal April 30 year-end date. In accordance with the rules of the Securities and Exchange Commission, the periods presented herein must be within 90 days of the Company’s annual or interim date presented. Therefore, the statements of operations for Kidsunlimited represent the twelve months ended January 31, 2013 and the three months ended January 31, 2013 for the purposes of combining with the Company for the pro forma statements of operations for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively. Additionally, the balance sheet for Kidsunlimited represents its statement of financial position as of January 31, 2013 for purposes of combining with the Company for the pro forma balance sheet as of March 31, 2013.

Bright Horizons Family Solutions Inc. and Kidsunlimited Group Limited

Pro forma Combined Condensed Statement of Operations

For the year ended December 31, 2012

(In thousands, except for share data)

	Bright Horizons	Kidsunlimited in US GAAP (in US $) Year Ended January 31, 2013	Pro forma Adjustments		Pro forma Combined
Revenue	$1,070,938	$67,905	$—		$1,138,843
Cost of services	825,168	54,323	(77	) A	879,414

Gross profit	245,770	13,582	77		259,429
Selling, general and administrative expenses	123,373	9,168	(267	) C	132,274
Amortization	26,933	1,277	2,619	A	30,829

Income from operations	95,464	3,137	(2,275)		96,326
Interest income	152	—	—		152
Changes in fair value of interest rate swap	—	388	(388	) B	—
Interest expense	(83,864)	(7,737)	7,737	B	(83,864)

Income (loss) before income taxes	11,752	(4,212)	5,074		12,614
Income tax (expense) benefit	(3,243)	43	247	D	(2,953)

Net income (loss)	8,509	(4,169)	5,321		9,661
Net income attributable to noncontrolling interest	347	—	—		347

Net income (loss) available to Bright Horizons Family Solutions Inc.	$8,162	$(4,169)	$5,321		$9,314

Accretion of Class L preference	79,211				79,211
Accretion of Class L preference for vested options	5,436				5,436

Net loss available to common shareholders	$(76,485)				$(75,333)

Allocation of net income (loss) to common stockholders—basic and diluted:
Class L	$79,211				$79,211
Class A	$(76,485)				$(75,333)
Earnings (loss) per share:
Class L—basic and diluted	$59.73				$59.73
Class A—basic and diluted	$(12.62)				$(12.43)
Weighted average number of common shares outstanding:
Class L—basic and diluted	1,326,206				1,326,206
Class A—basic and diluted	6,058,512				6,058,512

Bright Horizons Family Solutions Inc. and Kidsunlimited Group Limited

Pro forma Combined Condensed Statement of Operations

For the three months ended March 31, 2013

(In thousands, except for share data)

	Bright Horizons	Kidsunlimited in US GAAP (in US $) Three Months Ended January 31, 2013	Pro forma Adjustments		Pro forma Combined
Revenue	$280,123	$17,162	$—		$297,285
Cost of services	214,333	13,932	(18	) A	228,247

Gross profit	65,790	3,230	18		69,038
Selling, general and administrative expenses	43,605	2,878	(1,700	) C	44,783
Amortization	6,748	324	394	A	7,466

Income from operations	15,437	28	1,324		16,789
Loss on extinguishment of debt	(63,682)	—	—		(63,682)
Interest income	21	—	—		21
Changes in fair value of interest rate swap	—	97	(97	) B	—
Interest expense	(13,289)	(2,019)	2,019	B	(13,289)

Loss before income taxes	(61,513)	(1,894)	3,246		(60,161)
Income tax benefit (expense)	10,732	(117)	(361	) D	10,254

Net loss	(50,781)	(2,011)	2,885		(49,907)
Net loss attributable to non-controlling interest	(38)	—	—		(38)

Net loss available to Bright Horizons Family Solutions Inc.	$(50,743)	$(2,011)	$2,885		$(49,869)

Net loss per common share—basic and diluted	$(0.91)				$(0.89)

Weighted average number of common shares outstanding	55,797,534				55,797,534

Bright Horizons Family Solutions Inc. and Kidsunlimited Group Limited

Pro forma Combined Condensed Balance Sheet

At March 31, 2013

(In thousands)

	Bright Horizons	Kidsunlimited in US GAAP (in US $) at January 31, 2013	Pro forma Adjustments (E)	Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$96,735	$7,245	$(69,000)	$34,980
Accounts receivable—net	57,535	779	—	58,314
Prepaid expenses and other current assets	41,345	2,709	(248)	43,806
Current deferred income taxes	11,338	—	—	11,338

Total current assets	206,953	10,733	(69,248)	148,438

Fixed assets—net	346,044	15,346	—	361,390
Goodwill	987,779	67,800	(15,265)	1,040,314
Intangibles—net	424,627	4,686	13,288	442,601
Deferred income taxes	1,509	207	(207)	1,509
Other assets	8,438	—	—	8,438

Total assets	$1,975,350	$98,772	$(71,432)	$2,002,690

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$7,900	$1,037	$(1,037)	$7,900
Accounts payable and accrued expenses	99,932	20,842	—	120,774
Deferred revenue	105,097	—	—	105,097
Other current liabilities	13,361	—	—	13,361

Total current liabilities	226,290	21,879	(1,037)	247,132

Long-term debt, net of current portion	759,987	15,430	(15,430)	759,987
Loans from shareholders	—	64,793	(64,793)	—
Interest rate swap derivative	—	596	(596)	—
Accrued rent and related obligations	26,582	—	1,813	28,395
Other long-term liabilities	22,715	2,138	—	24,853
Deferred revenue	3,446	—	—	3,446
Deferred income taxes	146,277	—	2,547	148,824

Total liabilities	1,185,297	104,836	(77,496)	1,212,637

Redeemable non-controlling interest	7,843	—	—	7,843

Stockholders’ equity (deficit):
Preferred stock	—	2	(2)	—
Common stock	65	109	(109)	65
Additional paid-in capital	1,248,691	12,586	(12,586)	1,248,691
Accumulated other comprehensive loss	(20,638)	(2,265)	2,265	(20,638)
Accumulated deficit	(445,908)	(16,496)	16,496	(445,908)

Total stockholders’ equity (deficit)	782,210	(6,064)	6,064	782,210

Total liabilities, redeemable non-controlling interest and stockholders’ equity (deficit)	$1,975,350	$98,772	$(71,432)	$2,002,690

Notes to Pro Forma Combined Condensed Statements of Operations and Balance Sheet

Note 1 – Basis of Presentation

We accounted for the acquisition of Kidsunlimited Group Limited (“Kidsunlimited”) under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The acquired assets and assumed liabilities were recorded at their respective fair values as of the date of the acquisition. The assets and liabilities have been measured based on estimates and valuations using assumptions that we believe are reasonable based on information currently available. The excess of the purchase price over the estimated amounts of identifiable assets and liabilities was allocated to goodwill.

The unaudited pro forma combined condensed balance sheet as of March 31, 2013 illustrates the effect of the acquisition as if it had been completed on March 31, 2013. The unaudited pro forma combined condensed statement of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 illustrate the effect of the acquisition as if it had been completed on January 1, 2012.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined condensed financial statements to give effect to pro forma events that are directly attributable to the acquisition, factually supportable, and with respect to the statement of operations, expected to have a continuing impact on the combined results.

This unaudited pro forma combined condensed financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma financial information,

•

the separate audited historical financial statements of the Company as of and for the year ended December 31, 2012 and the related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012,

•

the separate unaudited historical financial information of the Company as of and for the three months ended March 31, 2013 and the related notes thereto included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013,

•

the separate audited historical financial statements of Kidsunlimited as of and for the year ended April 30, 2012 and the related notes thereto, included as Exhibit 99.1 in this document, which includes a description of the differences from U.K. GAAP to U.S. GAAP, and

•

the separate unaudited historical financial information of Kidsunlimited as of and for the nine months ended January 31, 2013 and the related notes thereto, included as Exhibit 99.2 in this document, which includes a description of the differences from U.K. GAAP to U.S. GAAP.

The financial information for Kidsunlimited as of January 31, 2013 and for the nine months ended January 31, 2013 was derived from the unaudited accounting records of Kidsunlimited after making adjustments to convert this financial information to U.S. GAAP and accounting policies consistent with those used by the Company.

The financial statements of Kidsunlimited were originally prepared using pounds sterling as the reporting currency. These financial statements, including the U.S. GAAP adjustments and the pro forma adjustments presented herein, have been translated from pounds sterling to U.S. dollars using historic exchange rates in accordance with U.S. GAAP accounting guidance.

The unaudited pro forma combined condensed financial information has been presented for informational purposes only. The unaudited pro forma combined condensed financial statements were prepared in accordance with regulations of the Securities and Exchange Commission and should not be considered indicative of the financial position or results of operations that would have occurred if the acquisition had been consummated on the dates indicated, nor are they indicative of the future financial position or results of operations of the combined company. There were no transactions between the Company and Kidsunlimited during the periods presented in the unaudited pro forma combined condensed financial statements that would need to be eliminated. The unaudited pro forma adjustments are based on currently available information and certain assumptions that the Company believes are reasonable and supportable.

The transaction consummated by the acquisition will be accounted for under U.S. GAAP guidance. The acquisition accounting is dependent upon certain valuations and other studies that are currently subject to finalization. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma combined condensed financial information and may be revised as additional information becomes available and as additional analyses are performed. Differences between these preliminary estimates reflected in these unaudited combined condensed financial statements and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations, financial position and cash flows.

The unaudited pro forma combined condensed financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition or the costs to integrate the operations of the Company and Kidsunlimited or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Note 2 – Pro Forma Adjustments

A – Amortization of Identifiable Intangibles

Adjustments to amortization were made to reflect the amortization of acquired intangible assets as if the acquisition had taken place January 1, 2012.

Intangible assets related to customer relationships amounted to $6.4 million that will be amortized over five years, using an accelerated method. Intangible assets related to corporate relationships and trade names amounted to $9.2 million and $2.4 million, respectively. Corporate relationships will be amortized over approximately nine years and trade names over eight years using the straight-line method. Unfavorable lease interests in the amount of $1.8 million were recorded, which are amortized to rent expense over the remaining term of the respective leases.

B – Interest Expense and Interest Rate Swaps

Adjustments to interest expense were made to reverse the interest expense recognized by Kidsunlimited related to its long-term debt as this interest expense is a nonrecurring expense since the debt was paid off at the time of the acquisition.

Additionally, adjustments were made to reverse the changes in the fair value of the interest rate swap recognized by Kidsunlimited as the interest rate swap was terminated at the time of the acquisition in conjunction with the related debt being paid off.

C – Deal Costs

Adjustments to selling, general and administrative expenses were made to reverse the deal costs incurred by the Company and Kidsunlimited in relation to the acquisition of Kidsunlimited Group Limited, as these are nonrecurring expenses.

D – Income Taxes

Adjustments to income taxes were made to reflect the income tax expense related to the pro forma adjustments based on the statutory rates for the respective jurisdictions.

E – Allocation of Purchase Price

The following is a summary of the estimated fair values of assets acquired and liabilities assumed in this acquisition as reflected in the unaudited pro forma combined condensed balance sheet as of March 31, 2013 (in thousands):

Purchase price—cash consideration	$69,000

Fair value of assets acquired and liabilities assumed
Assets:
Cash	$7,245
Accounts receivable	779
Other assets	2,461
Fixed assets	15,346
Goodwill	52,535
Identifiable intangible assets	17,974

Total assets acquired	96,340
Liabilities:
Accounts payable, accrued expenses and other liabilities	24,793
Deferred taxes	2,547

Total liabilities assumed	27,340

Net assets	$69,000

In accordance with the sale and purchase agreement of the acquisition, there is a post-closing adjustment that may be made based upon the completed accounts as defined in the purchase agreement. As such, the purchase price may be adjusted post-closing.

These pro forma adjustments resulted in a decrease to cash and cash equivalents of $69.0 million, a decrease in prepaid expenses and other assets of $0.3 million, a net increase in identifiable intangible assets of $13.3 million, a decrease in goodwill of $15.3 million, an increase in accounts payable, accrued expenses and other liabilities of $1.8 million, a decrease of $0.6 million for the elimination of the interest rate swap liability and an increase in deferred tax liabilities of $2.8 million. In accordance with the purchase agreement, the repayment of the bank loans and shareholder loans were made from the proceeds of the sale of Kidsunlimited.